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                                                                    Exhibit 99.1




CONTACT:  PAUL H. PRINCE, JR.
          SENIOR FINANCIAL ANALYST
          (713) 654-1414 OR (800) 934-6083


FOR IMMEDIATE RELEASE
---------------------


                           PLAINS RESOURCES ANNOUNCES
                        CLOSING OF STRATEGIC TRANSACTION


     (Houston - June 11, 2001) Plains Resources Inc. (AMEX:PLX) today announced that it has closed the previously announced transaction whereby it has sold a portion of its interest in Plains All American Pipeline, L.P. (NYSE: PAA) ("PAA") to an investor group for approximately $155.0 million.

     The assets sold in the transaction include 52%, or approximately 5.2 million, of the subordinated units of PAA, at $22.00 per unit, and an aggregate 54% ownership interest in the general partner of PAA including the incentive distribution rights. The consideration received by Plains consisted of approximately $110 million cash and approximately 23,108 shares of Plains Series F preferred stock.

     As a result of this transaction, Plains' aggregate ownership in PAA was reduced from 49% to 34% (after giving effect to PAA's recent equity offering, which was completed on May 31, 2001) and now consists of (i) a 46% ownership stake in the general partner interest and incentive distribution rights, (ii) 48%, or approximately 4.8 million, of the subordinated units and (iii) approximately 7.9 million common units. The value of Plains' ownership in PAA that is implied by the terms of this transaction is $341 million, which consists of $34.5 million for the 46% ownership stake in the general partner interest and incentive distribution rights, $105.9 million for the subordinated units (at $22.00 per unit) and $200.6 million for the common units (assuming the June 7, 2001, closing price of $25.38). In addition, Plains has agreed to make available to management of PAA up to an incremental 2% aggregate ownership interest in the new general partner of PAA, on identical terms.

     The Series F preferred shares retired were convertible into approximately
1.9 million shares of Plains common stock. In connection with the consummation of this transaction, the holders of the remaining shares of Plains Series F preferred stock converted such shares into 2.2 million shares of common stock and received from Plains a cash payment equal to, with respect to each share of Series F preferred stock converted, the accrued dividends on such share from the closing date until the first date on which the Company could cause conversion plus a 20%


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premium on the amount of such accrued dividends. All of the Series F Preferred have been converted to common.

     Mr. James C. Flores, Chairman and CEO of Plains Resources Inc. commented, "the closing of this transaction is the catalyst for the sustained future growth of Plains Resources. Our financial position now compliments our strong oil and gas operations and our significant investment in PAA, through Plains' General Partner interest and L.P. Units. I am looking forward to accelerating the growth opportunities for Plains Resources and extremely confident Greg Armstrong and his team will continue to create dynamic growth in value for all the PAA stakeholders."

     Also in connection with this transaction, holders of Plains Series H preferred stock converted 132,022 shares held by them into approximately 4.4 million shares of Plains common stock. These shares represented approximately 78% of the total Series H preferred stock outstanding. Under the terms of the Series H preferred stock, the remaining 36,377 outstanding shares will automatically convert to approximately 1.2 million common shares on September 30, 2001.

     On the closing date of the transaction, Mr. Flores acquired 1 million shares of Plains common stock from Kayne Anderson. As of the same date, Plains had 26.6 million fully diluted shares outstanding, after giving effect to retirement of the Series F preferred shares tendered in the transaction and the conversion of the Series F and Series H preferred shares in connection with the transaction and excluding options and warrants.

     The investor group in the strategic restructuring is comprised of James C. Flores, Kayne Anderson Capital Advisors, EnCap Investments, Strome Investment Management, management of PAA, and John Raymond, Executive Vice President and COO of Plains Resources Inc.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, availability (or lack thereof) of favorable acquisition or combination opportunities, successful integration and future performance of recently-acquired assets, regulatory changes and other factors discussed in Plains' reports filed with the Securities and Exchange Commission including their reports on Form 10-K and Form 10-Q for the periods ended December 31, 2000, and March 31, 2001, respectively.

     Plains Resources is an independent energy company engaged in the exploration, acquisition, development and exploitation of crude oil and natural gas. Through its ownership in PAA, the Company has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. The Company is headquartered in Houston, Texas.


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